Exhibit 99.1

Four Corners Property Trust, Inc. Announces $125 Million Private Notes Placement

MILL VALLEY, CA – April 19, 2017 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced that it has entered into an agreement to issue $125.0 million of senior, unsecured, fixed rate notes (the “Notes”). The Notes consist of $50.0 million of notes with a seven-year term priced at a fixed interest rate of 4.68%, and $75.0 million of notes with a ten-year term priced at a fixed interest rate of 4.93%, resulting in a weighted average maturity of 8.8 years and a weighted average fixed interest rate of 4.83%. The all-in pricing represented 235 basis points and 240 basis points above the 7-year and 10-year U.S. Treasury rates, respectively, at the time of pricing. The closing and funding of the Notes is expected to occur on June 7, 2016, subject to the satisfaction of standard closing conditions.

The Company intends to use the net proceeds from the offering to reduce amounts outstanding under its unsecured credit facility, to fund any future acquisitions and for general corporate purposes.

The offer and sale of the Notes have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Act”), or the securities laws of any state or other jurisdiction, and the Notes may not be offered or sold in the United States or any other jurisdiction absent registration or an applicable exemption from the registration requirements of the Act and the applicable securities laws of any state or other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About FCPT:

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a triple-net basis, for use in the restaurant and related food services industry. Additional information about FCPT can be found on the Company’s website at www.fcpt.com.